EXHIBIT 10.9.2

HEALTHSOUTH Corporation

RESTRICTED STOCK AGREEMENT

(For use with the grants of awards pursuant

to the 1998 Restricted Stock Plan)

THIS Restricted Stock Agreement (this “Agreement”) is between HEALTHSOUTH Corporation, a Delaware corporation (the “Corporation”), and                             (the “Recipient”).

RECITALS

The Corporation desires to grant restricted stock to the Recipient as an incentive for the Recipient to remain in the service of the Corporation.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1. Grant of Award. Upon the terms and subject to the conditions of this Agreement, the Corporation hereby grants to the Recipient an award (the “Award”) of              fully paid, non-assessable shares of common stock, par value $0.01 per share, of the Corporation. The date of grant of the Award (the “Award Date”) is                     . The Award is granted pursuant to the 1998 Restricted Stock Plan (the “Plan”) which was adopted and approved by the stockholders of the Corporation on May 21, 1998. A copy of the Plan is attached to this Agreement as Appendix A. The Award is subject to, and the Corporation and Recipient agree to be bound by, all of the terms and conditions of the Plan, as amended from time to time in accordance with its terms. The terms and provisions of the Plan are hereby incorporated into this Agreement.

2. Rights of the Recipient as a Stockholder in the Award. The Recipient has no privileges of, or rights attaching to, stock ownership with respect to the shares of common stock of the Corporation to be issued to the Recipient in connection with the Award, including voting rights and the right to receive dividends, unless and until:

(i)	the Recipient has executed this Agreement, has delivered or caused to be delivered to the Corporation a fully-executed copy of this Agreement and, to the extent within his power, has complied with any additional conditions required by the Audit and Compensation Committee pursuant to the authority granted to it in Section 7 of the Plan to be complied with; and

(ii)	the shares of common stock of the Corporation have been issued to the Recipient as fully paid shares.

Thereafter, except as otherwise provided in Section 3 of this Agreement, the Recipient shall possess all of the rights of a stockholder of the Corporation with respect to the shares of common stock issued to him in connection with the Award, including voting rights, the right to receive dividends and the right to freely transfer the shares.

3. Restrictions on Transferability, Pledging, Selling. All shares of common stock of the Corporation shall not be deemed to have “vested” until the expiration of one year after the Award Date (the “Restriction Period”). During the Restriction Period, the Recipient is prohibited from selling, transferring, pledging, assigning or otherwise disposing of by any other means the shares of common stock of the Corporation issued to the Recipient in connection with the Award, except that:

(i)	the shares may be transferred or assigned by will or pursuant to applicable laws of descent and distribution; and

(ii)	upon written notice to the Secretary of the Corporation, the Recipient may, provided such transfer is not prohibited by applicable law, transfer the shares to one or more members of the Recipient’s immediate family, to a partnership consisting only of members of the Recipient’s immediate family, or to a trust, all of whose beneficiaries are members of the Recipient’s immediate family. For purposes of this Section, a Recipient’s “immediate family” shall only include the Recipient’s spouse, children and grandchildren.

Any attempted sale, transfer, assignment, pledge or other disposal contrary to the provisions of this Agreement, shall be null and void and without effect.

4. Securities Compliance. The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to issue any restricted or unrestricted common stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

(i) Exemption from Registration. The shares of common stock issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and are being issued to the Recipient in reliance upon the exemption from such registration provided by Section 4(2) of the 1933 Act.

(ii) Restricted Securities. The Recipient hereby confirms that he or she has been informed that the shares of common stock issued pursuant to this Agreement are restricted securities under the 1933 Act and may not be resold or transferred unless such shares are first registered under the federal securities laws or unless an exemption from such registration is available. Accordingly, the Recipient hereby acknowledges that he or she is prepared to hold such shares of common stock Stock for an indefinite period and that the Recipient is aware that Rule 144 promulgated by the SEC is not presently available to exempt the resale of the shares of common stock issued pursuant to this Agreement from the registration requirements of the 1933 Act. The Recipient is aware of the adoption of Rule 144 by the SEC, promulgated under the 1933 Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. The Recipient acknowledges and understands that the Corporation may not be satisfying the current public information requirement of Rule 144 at the time the Recipient wishes to sell the shares of common stock issued pursuant to this

Agreement or other conditions under Rule 144 which are required of the Corporation. If so, the Recipient understands that Recipient will be precluded from selling the securities under Rule 144 even if the one-year holding period of said Rule has been satisfied. Prior to the Recipient’s acquisition of the shares of common stock issued pursuant to this Agreement, the Recipient acquired sufficient information about the Corporation to reach an informed knowledgeable decision to acquire such shares of Common Stock. The Recipient has such knowledge and experience in financial and business matters as to make the Recipient capable of utilizing said information to evaluate the risks of the prospective investment and to make an informed investment decision. The Recipient is able to bear the economic risk of his or her investment in the shares of common stock issued pursuant to this Agreement. The Recipient agrees not to make, without the prior written consent of the Corporation, any public offering or sale of the Restricted Stock although permitted to do so pursuant to Rule 144(k) promulgated under the 1933 Act, until all applicable conditions and requirements of the Rule (or registration of the shares of common stock issued pursuant to this Agreement under the 1933 Act) and this Agreement have been satisfied.

(iii) Restrictive Legends. In order to reflect the restrictions on disposition of the shares of common stock issued pursuant to this Agreement, the stock certificates for the shares of common stock issued pursuant to this Agreement will be endorsed with a restrictive legend, in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THEY MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (1) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR EVIDENCE SATISFACTORY TO THE CORPORATION OF AN EXEMPTION THEREFROM, AND (2) IN COMPLIANCE WITH THE DISPOSITION PROVISIONS OF A WRITTEN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT IMPOSES CERTAIN RESTRICTIONS IN CONNECTION WITH THE DISPOSITION OF THE SHARES. THE SECRETARY OF THE CORPORATION WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

If required by the authorities of any state in connection with the issuance of the shares, the legend or legends required by such state authorities will also be endorsed on all such certificates.

5. Acknowledgment. The Recipient hereby confirms that he or she has been informed that the SEC and the Department of Justice have commenced investigations into the Corporation’s financial reporting and related activity and, as a result, the Corporation has cautioned investors not to rely on the Corporation’s prior financial statements. In addition, the Corporation has not filed any financial statements with the SEC since the third quarter of 2002 and has retained PricewaterhouseCoopers LLP to conduct a forensic review of the Corporation’s financial records. The Recipient further acknowledges that he or she has been advised not to rely upon any of the Corporation’s existing financial statements when making any investment decision regarding the disposition of any shares granted pursuant to this Agreement.

6. Retirement, Disability or Death of the Recipient. In the event the Recipient’s employment with the Corporation is terminated by reason of the disability, death or retirement (unless, in the case of retirement, the Audit and Compensation Committee exercise the rights described in Section 6(b) of this Agreement) of the Recipient at any time before the Plan is terminated, including during the Restriction Period, all restrictions imposed on the Award in accordance with the terms of the Plan and this Agreement shall lapse and the Recipient or the Recipient’s beneficiary or beneficiaries shall be entitled to receive and retain all of the shares of common stock of the Corporation issued to the Recipient pursuant to the Award.

7. Effect of Termination of Employment. (a) In the event the Recipient’s employment with the Corporation is terminated during the Restriction Period, other than by reason of the Recipient’s disability, death or retirement, all shares granted to the Recipient which have not “vested” shall be forfeited and shall be reacquired by the Corporation, without consideration or payment to the Recipient.

(b) Notwithstanding the provisions of Section 4 of this Agreement, in the event of the Recipient’s retirement at any time before the Plan is terminated, the Audit and Compensation Committee may in its sole discretion determine that all restrictions applicable to the Award shall not lapse and that all or part of the shares of common stock of the Corporation issued pursuant to the Award shall be forfeited and shall be reacquired by the Corporation, without consideration or payment to the Recipient.

8. Immediate Vesting on a Change in Control. Notwithstanding anything to the contrary contained in this Agreement, all of the shares of common stock of the Corporation issued to the Recipient pursuant to the Award shall become immediately vested in full upon the occurrence of a Change in Control of the Corporation, as this term is defined in the Plan.

9. Effect of Termination of the Plan. The Plan shall terminate in accordance with the terms of Section 3 of the Plan. Any Awards which have not “vested” when the Plan terminates shall be forfeited and shall be reacquired by the Corporation, without consideration or payment to the Recipient. Any Awards which have “vested” when the Plan terminates shall remain in effect in accordance with the terms and conditions contained in this Agreement and in the Plan.

10. Adjustment of and Changes in Capitalization. In the event of any change in the outstanding shares of common stock of the Corporation by reason of any stock dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number of shares of common stock of the Corporation granted to the Recipient pursuant to the Award, or the terms thereof, shall be adjusted by the Board of Directors of the Corporation, in its sole and absolute discretion, as it determines necessary to protect the interests of the Recipient.

11. Tax Issues. The Recipient agrees to notify the Corporation immediately if the Recipient recognizes taxable income generated by the grant of the Award by the Corporation to the Recipient.

12. No Employment or Other Rights. This Agreement is not and shall not be construed in any way as conferring on the Recipient any right to continue in the employ of the Corporation or any of its subsidiaries, or to continue or commence any other relationship with the Corporation or any of its subsidiaries.

13. Administration of the Plan; Interpretation of the Plan and the Award. The Plan shall be administered by the Audit and Compensation Committee, pursuant to Section 5 of the Plan. Furthermore, the interpretation and construction of any provision of the Plan or of the Award by the Audit and Compensation Committee shall be final, conclusive and binding. In the event there is any inconsistency or discrepancy between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall prevail.

14. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the Award granted hereby.

15. Binding Agreement. This Agreement is binding upon and shall inure to the benefit of any successor or assign of the Corporation, and, to the extent provided in this Agreement, is binding upon and shall inure to the benefit of the Recipient’s beneficiary or legal representatives, as the case may be.

16. Notices. All notices required to be given under this Agreement or the Plan shall be in writing and delivered in person or by registered or certified mail, postage prepaid, to the other party at the address set out below each party’s signature to this Agreement or at such other address as each party may designate in writing from time to time to the other party. Each party to this Agreement agrees to inform the other party immediately upon a change of address. All notices shall be deemed delivered when received.

17. Counterparts. This Agreement may be executed in two counterparts, any one of which shall be deemed an original without reference to the other.

18. Governing Law. This Agreement shall be governed by the law of Delaware, applied without giving effect to any conflict of law principles.

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IN WITNESS WHEREOF, the Corporation has granted the Award and the parties have validly executed and delivered this Agreement on this the                                 .

HEALTHSOUTH Corporation

By:
Its:

HEALTHSOUTH Corporation One HealthSouth Parkway Birmingham, Alabama 35243 Attention: the Corporate Secretary

RECIPIENT

Address: